[LOGO] INTEGRITY
       LIFE INSURANCE COMPANY
       A member of the ARM Financial Group


THIS CONTRACT ("CONTRACT") creates a legal agreement between Integrity Life Insurance Company ("COMPANY", "WE" OR "US") and the Owner ("YOU" or "YOUR"). The amount(s) that you contribute to this Contract and that we accept are your "CONTRIBUTIONS." We have issued this Contract to you in consideration of your first Contribution. As the purchaser of the Contract, you are its "OWNER" and "ANNUITANT", unless we accept a different arrangement that you have requested.

 PLEASE READ YOUR CONTRACT CAREFULLY. DURING A 10 DAY FREE LOOK PERIOD, YOU HAVE THE RIGHT TO CANCEL THIS CONTRACT. If you are not satisfied, simply check the box and return it to us or the agent who sold it, within 10 days of receipt. We will promptly void it and return all the current Account Value (adjusted for net investment performance).

Your new Contract provides for an Account Value, a Death Benefit and an Annuity Benefit.

THE ACCOUNT VALUE(S) of your Contract, or of any Available Account, equal: your Contribution(s) ADJUSTED FOR net investment performance MINUS Partial Withdrawals (or transfers) and Taxes (if applicable).

Your DEATH BENEFIT guarantees that your Beneficiary will never receive less than the highest Account Value(s) on the Death Benefit Date(s), reduced for Withdrawals and/or Taxes on a pro rata basis.

YOUR ANNUITY BENEFIT makes fixed payments guaranteed for 10 years or for life, if longer.

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CERTAIN OPTIONS UNDER THIS CONTRACT MAY BE VARIABLE, BASED UPON THE INVESTMENT
EXPERIENCE OF A SEPARATE ACCOUNT.  SUCH VARIABLE ACCOUNT OPTIONS MAY INCREASE
OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT AND ARE NOT GUARANTEED AS TO AMOUNT.
--------------------------------------------------------------------------------


WE WANT TO HEAR FROM YOU. If you have questions, complaints, or need any help with your Contract, please send us an e-mail at _______________________.




     ---------------------                             -----------------------
     /s/ John R. Lindholm                              /s/ Patricia L. Tackett
     ---------------------                             -----------------------
       John R. Lindholm                                   Patricia L. Tackett
         President                                            Secretary



                                   FLEXIBLE PREMIUM
                              DEFERRED VARIABLE ANNUITY

               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 1 (5/99)

                          INDEX

                                                       PAGE NO.

Right to Cancel Contract . . . . . . . . . . . . . . . .  1
Account Value. . . . . . . . . . . . . . . . . . . . . .  1
Available Account(s) . . . . . . . . . . . . . . . . . .  2
Contract Schedule Page . . . . . . . . . . . . . . . . .  3
Contributions, Earnings and Company Charges. . . . . . .  2,4
Transfers and Withdrawals . . . . . . . . . . . . . . . . 4
Ownership and Death Benefit . . . . . . . . . . . . . . . 1,4
Annuity Benefits for Tax-Deferred Available Accounts. . . 1,5
Annuity Table . . . . . . . . . . . . . . . . . . . . . . 5
General Provisions. . . . . . . . . . . . . . . . . . . . 6

--------------------------------------------------------------------------------

AVAILABLE ACCOUNT(S):

SEPARATE ACCOUNT OR GENERAL ACCOUNT OPTIONS: Separate Accounts are segregated asset accounts which we may divide into one or more subaccounts ("SEPARATE ACCOUNT"). We own the assets of each Separate Account and keep them separate from the assets of our General Account. This means that the income, gains and losses of each Separate Account will be credited to, or charged against, that Separate Account without regard to any income, gains or losses in our General Account or in any other investment account. We must hold assets in each Separate Account at least equal to all statutory reserves required for such Separate Account; we will never use such assets to support any other business, and we will transfer assets to any Separate Account from our General Account if necessary to meet this requirement. We may use excess assets in any Separate Account in any way we choose. Fixed Separate Account(s) are offered as nonunitized Separate Accounts.

QUALIFIED OR NON-QUALIFIED CONTRACTS: QUALIFIED ANNUITY CONTRACTS are defined under Sections 401(a), 403(b) and 408 of the Internal Revenue Code of 1986, as amended (the "CODE") ("QUALIFIED CONTRACT"). NON-QUALIFIED CONTRACTS are any contract other than those described under the sections of the Code listed above ("NON-QUALIFIED CONTRACT").

TAX-DEFERRED AND TAXABLE ACCOUNT(s): TAX-DEFERRED ACCOUNT(s) meet the required distribution rules pursuant to Section 72(s) of the Code ("TAX-DEFERRED ACCOUNT(S)"). TAXABLE ACCOUNT(S) do not meet the required distribution rules of
Section 72(s) of the Code ("TAXABLE ACCOUNT(S)").

VARIABLE ACCOUNT OPTIONS: Variable Account Options available on the Contract Date are listed on your Schedule Page. Variable Account Option are unitized subaccounts ("SUBACCOUNTS") and invest in designated portfolios ("PORTFOLIOS"). Each Subaccount will invest only in a single portfolio. The investment performance of each Subaccount is linked directly to the investment experience of the underlying Portfolio which may be positive or negative.

RIGHTS RESERVED BY THE COMPANY: Except as otherwise set out in this Contract, subject to required approvals by federal and state authorities and to all Company administrative rules which are lawful, nondiscriminatory and consistent with this Contract, we reserve the right to: (i) deregister a Separate Account under the Investment Company Act of 1940; (ii) combine any two or more Separate Accounts; (iii) operate a Separate Account as a management investment company or any other form permitted by law; (iv) add, substitute, combine or delete Separate Account(s) Options; (v) to add, change or completely delete a Separate Account.


CONTRIBUTIONS, EARNINGS AND COMPANY CHARGES:

CONTRIBUTIONS: You determine, using whole percentages, what portion of your initial Contribution will be allocated among the Available Accounts offered on the Contract Date. For Non-Qualified Contracts, we are under no obligation to accept any initial Contribution of less than $500 or any additional Contribution of less than $100 and we reserve the right from time to time to modify such amounts. We may accept initial and additional Contributions of not less than $50 in connection with Qualified Contracts. Contributions over $1,000,000 require prior Company approval. You may choose to allocate nothing to a particular Available Account.


               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 2 (5/99)

                                CONTRACT SCHEDULE PAGE


PRIMARY OWNER:
JOINT OWNER:
ANNUITANT:
ANNUITANT'S BENEFICIARY:        See attached Beneficiary Addendum.
CONTRACT NUMBER:
CONTRACT DATE:
RETIREMENT DATE:                Age 98
DEATH BENEFIT DATE(S):          Date we receive due proof of Annuitant's death
SEPARATE ACCOUNT(S):            III
INITIAL CONTRIBUTION:
                                See Confirmation Notice for Allocation
                                Breakdown. Initial and Additional Allocations limited to nine (9) Options. Each Portfolio,
                                GRO, and STO count as one (1) Option.

                                AVAILABLE ACCOUNT(S)

VARIABLE ACCOUNT OPTIONS ARE OFFERED AS TAX-DEFERRED, CONTINUOUS ACCESS ACCOUNTS, SEPARATE ACCOUNT

--------------------------------------------------------------------------------

SUBACCOUNT:              (1) BT Funds, (2) Federated Investors and (3) Janus
                         Aspen Series
PORTFOLIOS:              BT -- Equity 500 Index Fund, Small Cap Index Fund and
                         EAFE Equity Index Fund
                         FEDERATED -- Fund for Government Securities II, Quality
                         Bond Fund II, High Income Bond Fund II and Utility Fund
                         II
                         JANUS ASPEN -- Money Market, Growth, Aggressive Growth,
                         Capital Appreciation, Worldwide Growth, International
                         Growth, Growth and Income, Balanced, and Equity Income.
CONTRIBUTIONS:           $10,000 Initial Contribution; $100 additional
                         Contribution
TRANSFER RESTRICTIONS:   $250 minimum or entire Portfolio Account Value if value
                         falls below $250. Transfers must be initiated on line through Internet Service Center. Transfers executed after 4 p.m. eastern time or Business Day, whichever is later, will be processed next Business Day. BUSINESS
                         DAY is defined as any day that the New York Stock
                         Exchange is open.
WITHDRAWAL RESTRICTIONS: $100 minimum by Electronic Fund Transfer through
                         Internet Service Center.

--------------------------------------------------------------------------------

                                   COMPANY CHARGES

ADMINISTRATION CHARGE:   $5.50 per month deducted from entire Contract Account
                         Value on the last calendar Business Day of each month.
                         No proration for Partial or Full Withdrawals, death or
                         annuitization. PARTIAL WITHDRAWALS are a portion of the
                         Account Value withdrawn from Continuous Access
                         Accounts.  A FULL WITHDRAWAL is the entire Account
                         Value withdrawn from Continuous Access Accounts
TRANSFER CHARGES:        $20 after 12 transfers per policy year
DAILY CHARGE:            Mortality and Expense Charges are not applicable to
                         this Contract.
WITHDRAWAL CHARGES:      Withdrawal Charges are not applicable to this Contract


               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 3 (5/99)

INVESTMENT EXPERIENCE:   At the end of each Company business day ("BUSINESS
DAY"), we adjust Variable Account Options to reflect the net investment results in such Accounts on a per unit basis ("UNIT VALUE"). Unit Values are calculated by multiplying the Unit Value of the particular Subaccount on the preceding Business Day by the net investment factor for that Subaccount relative to the Business Day then ended. The net investment factor is a factor applied to a Subaccount that reflects daily changes in the value of the Subaccount due to (i) an increase or decrease in the value of the Subaccount due to net investment result.; (ii) a charge, as described on the Contract Schedule Page, for mortality and expense risks assumed by us, and (iii) a charge as described on the Schedule Page to cover the cost of administering the Account ("NET INVESTMENT FACTOR"). The Account Value on each Business Day is then determined by multiplying the number of units in that Account by the Unit Values on that Business Day.

MINIMUM GUARANTEE: Your Account Value (not including Taxes, if applicable, or other Company Charges) will always equal at least the minimum percentage(s) of all Contributions required by law (LESS Partial Withdrawals) PLUS OR MINUS investment performance on Variable Accounts, if any, all as reasonably calculated by us ("MINIMUM GUARANTEE").

PREMIUM TAX: A regulatory tax may be assessed on the Company by your state on the Contributions you make to this Contract ("TAXES"). This tax will be deducted from Contributions when received, or from the Account Value upon Full or Partial Withdrawal, the payment of an Annuity Benefit or the payment of a Death Benefit.

MAXIMUM COMPANY CHARGES: Company Charges and Taxes (if applicable) will never exceed any legal limits in the state where the Contract is delivered. Company Charges may be waived or reduced uniformly on all contracts issued under certain plans or arrangements which are expected to result in administrative cost savings. No reduction or waiver will be made that is unfairly discriminatory to any person. We may waive any Company Charges attributable to Contracts received during specific periods of time and under conditions and limitations set by the Company.


TRANSFERS AND WITHDRAWALS:

TRANSFERS: You may make transfers among the Available Account(s) at any time, subject to the terms, restrictions and conditions on the Schedule Page. Transfers must be made through the Internet Service Center ("ISC").

PARTIAL OR FULL WITHDRAWAL: You may make a Partial or Full Withdrawal at any time before the Retirement Date subject to the terms, restrictions and conditions on the Schedule Page. You may not make a Partial or Full Withdrawal after the Retirement Date. Upon your Written Request, you may elect to have the Full Withdrawal amount paid in a lump sum, or you may elect to have it all paid out under any available Annuity Benefit. On the date we receive your email requesting a Full Withdrawal, the amount payable is the Account Value. We reserve the right to defer the payment for up to six (6) months. If your balance under this Contract is ever less than $1,000, we reserve the right to liquidate the account. You will be notified if your balance is below the minimum, and will be given sixty (60) days in which to make an additional Contribution. The minimum partial withdrawal is $300 and may be changed from time to time at our discretion.


OWNERSHIP AND DEATH BENEFIT:

OWNERSHIP OF THE CONTRACT: The Annuitant is the Owner unless we have accepted another designated Owner. During the Annuitant's lifetime, all rights and privileges under this contract may be exercised solely by you. From time to time, we may require proof that the Annuitant is still living.


               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 4 (5/99)

DEATH BENEFIT: If the last Annuitant dies, we will pay a Death Benefit in equal shares to any surviving person or persons designated by you to whom any benefit is due upon the Annuitant's death ("BENEFICIARY(IES)"), or otherwise to you or your estate. If your surviving spouse is the Beneficiary, then he or she may decline the Death Benefit and continue as the new Owner. Before the Retirement Date, and before the last Annuitant attains age 60, the Death Benefit will equal the greatest of (i) account Value on the Death Benefit Date, or (ii) the sum of all Contributions, less pro rata withdrawals. After the last Annuitant attains age 60, the Death Benefit will equal the current Account Value. On or after the Retirement Date, this Death Benefit is each of any remaining Payments Certain, payable when originally due. The Annuitant's Beneficiary may choose to receive a lump sum payment or to receive a series of payments under one of the Annuity Benefits available under the Contract.

TAX RULES: For "Tax-Deferred" allocations only, if you die before the Retirement Date we must pay any benefit due to a non-spousal Beneficiary: a) in a lump sum within five years of death or b) starting within a year of death, in annuity payments payable for such Beneficiary's life expectancy or less. We further reserve the right to, and we shall, administer all Contracts which are "Qualified" Contracts under applicable sections of the Internal Revenue Code of 1986, as amended, in accordance with all applicable laws and regulations in effect from time to time (all of which are hereby fully incorporated herein by reference and shall govern over any other provisions of the Contract to the contrary), or as otherwise required in our reasonable judgment to maintain such Qualified status or treatment, subject to all applicable legal and regulatory approvals.

ANNUITY BENEFITS FOR TAX-DEFERRED AVAILABLE ACCOUNT(S):

ANNUITY BENEFIT: If the Annuitant lives to the Retirement Date, we guarantee monthly annuity payments for the Annuitant's lifetime with a minimum of 10 years payments ("FIXED ANNUITY PAYMENT OPTION"). The amount of each payment is based on your last Account Value and all other Contract terms, with 3% interest under
the "Annuity 2000 Mortality Table" or an "Age Last Birthday" basis.   We may
offer more favorable rates and other Annuity Benefits.

Annuity Payments: Annuity payments are made monthly starting on the Retirement Date. The annuity payments are guaranteed to be no less than the amount provided by the annuity tables. The minimum payment is $100. The number of payments made in a year may be adjusted to maintain this minimum. If the Account Value is less than $5,000, we have the right to pay that amount in a lump sum. We may require proof of the Annuitant's age before making payments. From time to time, we may require proof that the Annuitant is living.

ANNUITY TABLE: The Annuity Table shows the guaranteed minimum amount of monthly annuity payment for each $1,000 of Account Value for the Fixed Annuity Payment Option. We may, at the time of election of a Fixed Annuity Payment Option, offer more favorable rates in lieu of the guaranteed rate shown in the annuity tables. The amount of each annuity payment will depend on the Annuitant's sex and age on the birthday prior to the date the first Annuity Payment is due.


               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 5 (5/99)

-------------------------------------------------------------------------------

              ANNUITY BENEFIT PAYABLE ON THE LIFE ANNUITY FORM*
            (MINIMUM MONTHLY INCOME PER $1,000 OF ACCOUNT VALUE)


                            FIXED ANNUITY BENEFIT
                    WITH 10 YEARS OF PAYMENTS GUARANTEED
                            (INTEREST RATE OF 3%)

                            Age   Males   Females
                            60    $4.93    $4.58
                            61    $5.05    $4.68
                            62    $5.16    $4.79
                            63    $5.29    $4.90
                            64    $5.42    $5.01
                            65    $5.55    $5.14
                            66    $5.69    $5.27
                            67    $5.84    $5.40
                            68    $5.99    $5.55
                            69    $6.15    $5.70
                            70    $6.31    $5.86


*Based on 3% interest and the Annuity 2000 Mortality Table on an Age Last Birthday basis.


GENERAL PROVISIONS:

ENTIRE CONTRACT: The entire contract consists of this Contract, including any riders or endorsements. Changes to this Contract are not valid unless we make them in writing. They must be signed by one of our Executive Officers. No agent has the authority to change this Contract or to waive any of its provisions.

INCONTESTABILITY:  This Contract is incontestable from the Contract Date.

NONPARTICIPATING: This Contract is nonparticipating. This means we do not pay dividends on it. The Contract will not share in our profits or surplus.

PROTECTION OF PROCEEDS AND PAYMENTS: To the extent permitted by law, neither the proceeds nor any payments under this Contract shall be subject to the claims of creditors or legal process.

ANNUAL STATEMENT: You will receive an annual statement once each year. It will show such things as the beginning and ending Account Values, as well as any additional Contributions, Partial Withdrawals, or Company Charges for the year that apply to this Contract. The statement may contain other information required by law or regulation


               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 6 (5/99)

MISSTATEMENT OF AGE OR SEX: If the Annuitant's age or sex is misstated, payments will be adjusted to the amount that would have been provided for at the correct age or sex. If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment. If the misstatement has caused an overpayment, the amount due will be deducted from one or more future payments.

 CONTRACT AMENDMENT: We will amend this Contract from time to time in cases where we are acting to comply applicable state law and/or regulation or with the United States Internal Revenue Code and/or regulations of the United States Treasury Department, or are acting to maintain the tax-deferred status of this Contract, pursuant to those provisions or regulations.

THE INTERNET SERVICE CENTER: The Internet Service Center ("ISC") is maintained to provide you with useful information concerning your Contract. For security, you must assign a Personal Identification Number ("PIN") and we will provide you with an access number ("LOGIN"). Both the PIN and Login are needed each time you enter the ISC to retrieve information or perform various transactions under your Contract. You are responsible for the confidentiality and use of your PIN and Login. You will be responsible for all transactions entered through and under your PIN and Login and any transactions received by us will be deemed to have been received from you. You are required to immediately notify us if your PIN and Login become lost or stolen.

You agree to provide us with your e-mail address, promptly provide us with any changes to your e-mail address and accept electronic communications from us at the e-mail address you specify. Written Requests and/or Written Notices referred to in your Contract are required to be e-mailed at the address provided in your Contract unless otherwise directed by the ISC.

All required documents, notifications and other material concerning your Contract shall be made available to you through the ISC. You will be assigned a personal folder inside the ISC where your information and documentation shall be stored. We will consider documentation to be delivered once information is placed in your personal folder at the ISC. We will notify you via e-mail to your e-mail address on file.

We may require a "pen and paper" signature for certain transactions. In these circumstances, we will accept a faxed or mailed signature. We cannot accept e-mail requests for transactions that require a signature.



               ALL CAPITALIZED TERMS ARE DEFINED ON YOUR SCHEDULE PAGE
                            OR ELSEWHERE IN THIS CONTRACT.


INT99                                                              Page 7 (5/99)

THE INTERNET SERVICE CENTER

The Internet Service Center ("ISC") is maintained to provide you with useful information concerning your Contract. For security, you must assign a Personal Identification Number ("PIN") and we will provide you with an access number ("LOGIN"). Both the PIN and Login are needed each time you enter the ISC to retrieve information or perform various transactions under your Contract. You are responsible for the confidentiality and use of your PIN and Login. You will be responsible for all transactions entered through and under your PIN and Login and any transactions received by us will be deemed to have been received from you. You are required to immediately notify us if your PIN and Login become lost or stolen.

You agree to provide us with your e-mail address, promptly provide us with any changes to your e-mail address and accept electronic communications from us at the e-mail address you specify. Written Requests and/or Written Notices referred to in your Contract are required to be e-mailed at the address provided in your Contract unless otherwise directed by the ISC.

All required documents, notifications and other material concerning your Contract shall be made available to you through the ISC. You will be assigned a personal folder inside the ISC where your information and documentation shall be stored. We will consider documentation to be delivered once information is placed in your personal folder at the ISC. We will notify you via e-mail to your e-mail address on file.

We may require a "pen and paper" signature for certain transactions. In these circumstances, we will accept a faxed or mailed signature. We cannot accept e-mail requests for transactions that require a signature.